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Investor Relations and Media Contact: Marissa Travaline, x4227 or mtravaline@sjindustries.com

South Jersey Industries Elects Joseph M. Rigby to Its Board of Directors
FOLSOM, NJ, May 3, 2016 – South Jersey Industries, Inc. (NYSE: SJI) announced today that Joseph M. Rigby, former chairman, president and chief executive officer of Pepco Holdings, Inc., was elected a director of SJI by the Board on Friday, April 29, 2016.
“Joe’s extensive experience and leadership within the energy industry, public companies, and regulated utilities will bring complementary expertise to SJI,” said Michael J. Renna, SJI president and chief executive officer. “We look forward to his involvement as we drive toward our long-term growth goals.”
Rigby will serve on SJI's Audit and Corporate Responsibility Committees. Rigby was also elected to the board of SJI subsidiary South Jersey Gas.
Rigby served in a variety of roles during his 37 years at Pepco Holdings and its predecessor companies. Prior to becoming CEO, he was executive vice president and chief operating officer at Pepco, Delmarva Power and Atlantic City Electric. Earlier responsibilities included strategic planning, regulatory, risk and compliance as senior vice president and chief financial officer.
He is a member of the Rutgers University Board of Governors, and the boards of Dominion Midstream, LLC and Energy Insurance Mutual. He is also a member of the Rutgers University - Camden School of Business Advisory Board, and was past chair of the United Way of the National Capital Area and the Greater Washington Board of Trade.
Rigby holds a bachelor's degree in accounting from Rutgers University and a master’s degree from Monmouth University. He is also a Certified Public Accountant in the state of New Jersey.

About SJI
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 373,100 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel supply management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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